Exhibit 5.3 and 8.1

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019-6092

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May 18, 2009
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, Missouri 64106

Re:	Great Plains Energy Incorporated
Registration Statement on Form S-3
Ladies and Gentlemen:
We have served as special counsel to Great Plains Energy Incorporated, a Missouri corporation (the “Company”), in connection with the issuance and sale of 5,750,000 equity units (including 750,000 equity units issued and sold pursuant to the underwriters’ option to purchase additional equity units to cover over-allotments) of the Company (the “Equity Units”), covered by the Registration Statement on Form S-3 (No. 333-159131) (the “Registration Statement”), including the prospectus constituting a part thereof, dated May 11, 2009, and the final prospectus supplement, dated May 12, 2009 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Each Equity Unit is initially in the form of a unit consisting of (i) a stock purchase contract (a “Stock Purchase Contract”) issued by the Company under the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Purchase Contract and Pledge Agreement”), among the Company, The Bank of New York Mellon Trust Company, N.A., as purchase contract agent (in such capacity, the “Purchase Contract Agent”), and The Bank of New York Mellon Trust Company, N.A., as collateral agent, custodial agent and securities intermediary, under which (A) the holder of the Stock Purchase Contract agrees to purchase from the Company, and the Company agrees to sell to such holder, at a price of $50 per Equity Unit, a number of shares of the Company’s common stock, no par value, and (B) the Company agrees to pay to the holder quarterly contract adjustment payments at a rate of 2.00% per year of the stated amount of $50 per Equity Unit, and subject to the terms and conditions set forth in the Purchase Contract and Pledge Agreement, and (ii) a 1/20th undivided beneficial ownership interest in a 10.00% Subordinated Note due June 15, 2042 (a “Note”) having a principal amount of $1,000 and issued under the Subordinated Indenture, dated as of May 18, 2009 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”), as supplemented by Supplemental Indenture No. 1, dated as of May 18, 2009, establishing the form, terms and other provisions of the Notes (the “Supplemental Indenture,” and together with the Original Indenture, the “Indenture”).
In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, the Indenture and the Purchase Contract and Pledge Agreement. We have also examined originals, or copies of originals certified to our
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satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons other than the directors and officers of the Company and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee and that the Purchase Contract and Pledge Agreement is the valid and legally binding obligation of the Purchase Contract Agent.
Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:
1. The Notes, when duly executed, authenticated and issued as provided in the Indenture and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and will constitute the valid and binding obligations of the Company (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).
2. The Stock Purchase Contracts, when duly authorized, executed and delivered in accordance with the Purchase Contract and Pledge Agreement and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and binding obligations of the Company (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).
3. The Equity Units, when duly authorized, executed and delivered in accordance with the Purchase Contract and Pledge Agreement and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and binding obligations of the Company (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).
4. The statements set forth in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of United States federal income tax law, constitute accurate summaries in all material respects, subject to the qualifications set forth therein.
We are members of the State Bar of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,
/s/ Dewey & LeBoeuf LLP
DEWEY & LEBOEUF LLP